FISHER SCIENTIFIC INTERNATIONAL INC.


NEWS RELEASE


Media Contact:                          Investor Contact:
Gia L. Oei, 603-929-2489                Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com        E-mail: Carolyn.Miller@nh.fishersci.com




 Fisher Scientific to Issue $150 million of 10-year Senior Subordinated Notes


HAMPTON, N.H., April 17, 2002 -- Fisher Scientific International Inc. (NYSE: FSH) announced today that it has priced an offering of $150 million principal amount of 8.125 percent senior subordinated notes due 2012. The company intends to use the proceeds from the offering to repay a portion of its bank term loans maturing through 2005. The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements. The offering is expected to close on or about April 24, 2002.


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Fisher Scientific to issue $150 million of 10-year senior subordinated notes - 2

About Fisher Scientific International Inc.
Fisher Scientific International Inc. (NYSE: FSH) enables scientific discovery and clinical-laboratory testing services by offering more than 600,000 products and services to over 350,000 customers in approximately 145 countries. As a result of its broad product offering, electronic-commerce capabilities, and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for many of its customers. The company's primary target markets are scientific research and healthcare.

This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

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